EXHIBIT 10.15

April 5, 2016

Linda Kozlowski

Dear Linda,

Etsy, Inc. (“Etsy” or the “Company”) is pleased to offer you full-time employment subject to the terms of this letter.

Your employment will begin on May 16, 2016 or on a date mutually agreed upon between you and the Company (“Start Date”). Your title will be Chief Operating Officer and you will report to Chad Dickerson, working from our Brooklyn office.

Your salary will be $300,000.00 per year (paid according to the Company’s standard payroll schedule). In addition, as a regular employee of Etsy, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time, including the Company’s paid time off policy.

You will also receive a signing bonus (“Signing Bonus”) in the amount of $75,000 on the first administratively feasible payroll after your Start Date.

Subject to you agreeing to the terms and conditions in the Relocation Agreement, which is attached as Exhibit B, the Company will provide you certain benefits (“Relocation Reimbursements”) to assist with your relocation to the New York City area.
Should you (i) voluntarily resign from the Company without Good Reason (defined below), or (ii) be terminated for Cause (defined below), within 12 months of your Start Date, you agree to repay the Company an amount equal to the total amount of Relocation Reimbursements paid to you and Signing Bonus paid to you, multiplied by the fraction of twelve minus the whole months of completed employment, divided by twelve. (i.e., if you left after 8 full months of employment, you agree to repay the Company 4/12th of the total Relocation Reimbursements and Signing Bonus paid by the Company.).

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“Good Reason” means (a) a material diminution in the your authority, duties or responsibilities; (b) a material reduction in the your base compensation; (c) a material change in the geographic location at which the you must perform services for the Company; or (d) any other action or inaction that constitutes a material breach by the Company of a material term of this offer letter.

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“Cause” means your (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (b) breach of any material terms of any material agreement between the you and the Company; (c) material failure to comply with the Company’s written policies or rules; (d) conviction of, or plea of

“guilty” or “no contest” to, a felony under the laws of the United States or any State; (e) gross negligence or willful misconduct in the scope of the your employment; (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors; or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

You will be eligible to participate in the Management Cash Incentive Plan, with an annual target of 50% of your base salary earned during the performance period, which currently follows a calendar year (Jan 1 to Dec 31) cycle. The performance period will be prorated to your Start Date. Your bonus award will be determined based upon company financial performance and your individual performance against goals established between you and your manager. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice. Generally, awards (if any) are paid within two and half months after the end of a calendar year.

You will participate in the Etsy, Inc. Change in Control Severance Plan, which provides, subject to the terms and conditions of the plan document, twelve (12) months of severance, up to twelve (12) months of company-paid COBRA coverage, and a 100% acceleration factor for all outstanding equity awards issued to you. You will also participate in the Etsy, Inc. Severance Plan, which provides, subject to the terms and conditions of the plan document, six (6) months of severance and up to six (6) months of company-paid COBRA coverage.

You will be granted equity awards with a total fair value  “Fair value” for purposes of your equity award will be based on the Company’s fair value determination for accounting purposes (determined under FASB ASC Topic 718).
at the time of grant equal to $1,250,000.00, subject to the approval of Etsy's Compensation Committee or Board of Directors. Fifty percent (50%) of the equity awards (based on fair value) will be in the form of Stock Options - an option to purchase shares of the Etsy’s common stock, with an exercise price per share equal to the fair market value of Etsy’s common stock on the grant date; and fifty percent (50%, based on fair value) will be in the form of Restricted Stock Units ("RSUs"), which generally settle in shares of Etsy’s common stock after certain time-based vesting requirements. The equity awards will be subject to the terms and conditions of the Company’s stock incentive plan then in effect and the applicable award agreements.

Stock Options will vest 25% after 12 months from grant date and the balance will vest in equal monthly installments over the next 36 months of continuous employment, as described in the applicable stock option agreement. RSUs will vest 25% if you remain continuously employed through 12 months after the nearest Etsy RSU vesting date that is closest to your Start Date (the vesting date will be set forth in the applicable award agreement), and the balance will vest in equal quarterly installments over the next 3 years of continuous employment, as described in the applicable award agreement.

You will be eligible for the grant of future equity awards at the discretion of Etsy’s Board of Directors and/or its Compensation Committee.

As a condition of your employment, you must sign the relevant Proprietary Information and Inventions Agreement, which is attached as Exhibit A and provide legal proof of your identity and authorization to work in the United States. While you work for Etsy, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest. You also confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Etsy.

All of us at Etsy are excited about you joining our team and we look forward to a beneficial and fruitful relationship. We hope both you and the Company will find mutual satisfaction with your employment. Nevertheless, you have the right to terminate your employment at any time for any reason, with or without cause or notice, and Etsy reserves for itself an equal right.

This letter (including the attached Exhibit) is the full and complete agreement between you and Etsy, and any contrary representations that may have been made to you are superseded by it. The terms of this offer may only be changed by written agreement signed by you and a duly authorized Etsy officer (other than you). In addition, you may not change the work location described at the beginning of this letter without prior written approval from the Company. Please note that your job duties, title, compensation and benefits, as well as the Etsy's personnel policies and procedures, may change from time to time.

You may accept this offer by signing and dating this letter agreement and, the Proprietary Information and Inventions Agreement and the Relocation Agreement and returning them to me.

This letter and the resolution of any disputes relating in any way to this letter or your employment with Etsy will be governed by New York law (excluding laws relating to conflicts or choice of law). In addition, you and Etsy submit to the exclusive jurisdiction and venue of the federal and state courts within the City of New York with respect to any such disputes.

Very truly yours,

/s/Chad Dickerson
Chad Dickerson
Chief Executive Officer
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I have read and accept this employment offer:

Name:        Linda Kozlowski /NHName1/-------

Signature:     /s/ Linda Kozlowski //NHSig1/-------

Date:         4/6/2016 | 8:28/NHDate1/

Email:         ###<email redacted>NHEmail1/-------

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
Effective as April 4, 2016, the following confirms an agreement between Etsy, Inc., a Delaware corporation (the Company) and the individual identified on the signature page to this Agreement. This Agreement is a material part of the consideration for my employment by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    No Conflicts.  I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party's confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.    Inventions.
a.    Definitions.  Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefore). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).
b.    Assignment.  To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company). I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.
c.    Assurances.  I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.    Other Inventions.  If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.
e.    Moral Rights.  To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.
3.    Proprietary Information.  I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company's employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
4.    Restricted Activities.  For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).
a.    Definitions.  Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact during my employment. Cause means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.
b.    Acknowledgments.  I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company's success.
c.    As an Employee.   During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a Competing Business).
d.    After Termination.  For the period of one year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within the State of New York, the rest of the United States, or anywhere else in the world.
e.    Enforcement.  I understand that the restrictions set forth in this Section 4 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.
5.    EMPLOYMENT AT WILL.  I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).
6.    SURVIVAL.  I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.

7.    GOVERNING LAW; REMEDIES.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be a adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.
I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

ETSY, INC.	EMPLOYEE
By: /s/ Brian Christman	Name: /s/ Linda KozlowskiNHName2/
Name: Brian Christman	Signature: Linda Kozlowski /NHSig2/
Title: VP, People Workplace & Sustainability	Date: 4/6/2016
Email: ###

Appendix A
PRIOR MATTERS

Exhibit B
Relocation Agreement

Relocation Agreement
As described in your offer letter, Etsy, Inc. (“Company’) has agreed to reimburse you for certain moving expenses resulting from your move to the New York area. Please read, sign, and return this agreement along with your offer letter.
Relocation Package
Reimbursement Allowance: Reimbursement of up to $25,000 for eligible Taxable and Qualified Moving Expenses (please see below) when documented through timely submission of expense reports with original receipts. Gross-ups do not apply for these expenses.
To assist you with your relocation to the New York City area, the Company will also reimburse you up to an aggregate amount of $30,000, grossed up for tax purposes, for the following items:

•	Apartment fees/rent for your current San Francisco residence.

•	Lease break fees for your current San Francisco residence.

•	Broker/finder fees for your new residence in the New York City Area

•	Rent on new apartment in NYC.

•	Travel, lodging and meal expenses associated with trips to NYC for the purpose of searching for a new residence
Relocation Timeframe - You agree that you will complete your move (including shipment of household goods) no later than six (6) months from your Start Date. The Company will not reimburse any expenses that are incurred after six (6) months from your Start Date.

Reimbursement Procedures
To request reimbursement for moving expenses, you must complete a ‘Relocation Reimbursement Form’ and attach original receipts. Receipts must be provided for all expenses. Receipts must be submitted within 60 days of completion of the move, in accordance with IRS regulations. After 60 days, all expenses will be considered taxable income and will be processed by Payroll and taxes withheld. Receipts should be submitted to HR@etsy.com.
Please note: You will not be reimbursed for expenses until the first administratively feasible pay date after your first work day at the Company.
Important Tax Information
There are two categories of moving expenses: non-taxable and taxable. If you are reimbursed for a taxable expense, the Company is required by the IRS to withhold Federal, State and Local (if applicable), Medicare, and Social Security taxes from the payment. Both the taxable earnings and taxes withheld will be report on your annual form W-2.

Taxable Moving Expenses
(The following are examples of expenses that are considered to be taxable to the employee if reimbursed by the company. Reimbursements are subject to payroll tax withholding.)

•	Return trips to your former residence

•	Travel expenses for preliminary trips to the area for house hunting and any other related expenses when visiting the area, including lodging

•	Temporary housing/living expenses (in excess of benefit described in the Relocation Package section above)

•	Car rental (except if the car is used as transportation to the area, for the move)

•	Meal expenses in route

•	Room service

•	Storage charges that occur more than 30 days after your move
Qualified Moving Expenses (Non-Taxable Moving Expenses)
(These are expenses that the IRS considers ‘non-taxable’ relocation expenses, and are not subject to payroll tax withholding.)

•	Truck rental or van line moving company expenses
◦moving of household goods and personal effects for yourself and members of your household
◦packing, shipping, or crating costs of personal effects

•	Manual labor assistance to load and unload truck

•	Packing materials

•	Storing and insuring household goods and personal effects that occur within 30 consecutive days of moving from your old residence to your new residence

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Transportation costs (airfare, train, car rental) for yourself and members of your household (please note: only one trip to your new home, per household member, is allowed as non-taxable; however, all members of your household do not have to travel together or at the same time)

•	Overnight lodging en route when traveling great distances

•	Actual gas receipts for personal vehicles or rental vehicles

•	Tolls, parking fees

•	Costs related to connecting/disconnecting utilities
Non-Reimbursable Expenses
(Expenses that will not be reimbursed by the Company include, but are not limited to, the items listed below):

•	Utility company deposits

•	Expenses of buying or selling a home

•	Real estate taxes

•	Security deposits

•	Any other items not specifically listed in the “Taxable” / “Non-Taxable” sections of this agreement, unless explicitly approved in writing by the Company.
Acknowledgment

I hereby acknowledge the terms of the relocation agreement as set forth above. I further acknowledge that any changes to the terms of this agreement must be approved in writing by the Company.

/s/ Linda Kozlowski                4/6/2016
Linda Kozlowski                Date